Pricing Supplement No. 5 Dated March 18, 1996
(To Prospectus Supplement dated February 20, 1996   Pursuant to Rule 424(b)(3)
and Prospectus dated January 31, 1996)              Registration Statement
                                                      No. 33-64193


J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount: $15,000,000

CUSIP: 61687Y AD9

Trade Date: March 18, 1996

Settlement Date: April 12, 1996

Maturity Date: April 12, 2006

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: 99.98%

Interest Rate (per annum): 3-month LIBOR + 0.40%

Interest Rate Basis:
     ( )  Commercial Paper Rate  ( )  Federal Funds Rate
     ( )  LIBOR (Reuters)        ( )  Treasury Rate Note
     (X)  LIBOR (Telerate)       ( )  Other:
     ( )  Prime Rate

Interest Payment Date(s): January 12, April 12, July 12, and October 12
                          of each year; commencing on July 12, 1996

Record Date(s):  ( )  The fifteenth day (whether or not a Business Day)
                      next preceding each Interest Payment Date.
                 (X)  Other : January 1, April 1, July 1, and
                      October 1 of each year.

Initial Interest Rate Per Annum: Rate on the second Business Day preceding the Settlement Date.

Interest Payment Period: ( ) Annual ( ) Semi-Annual ( ) Monthly (X)  Quarterly

Interest Reset Periods: ( ) Daily ( ) Weekly ( ) Monthly (X) Quarterly
                        ( )  Semi-annually; the third Wednesday of :
                        ( )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second Business Day preceding the Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: 12th of each January, April, July and October beginning
            April 12, 1996

Interest Calculation:
     (X)  Regular Floating Rate
     ( )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     ( )  Other Floating Rate (See attached)

Spread (plus/minus): +.40%         Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate: 10.00%      Minimum Interest Rate: 0.00%

Calculation Date if other than stated in the Prospectus Supplement: N/A

Right of Payment: ( )  Subordinated   (X)  Unsubordinated

Day Count Basis:  (X)  30/360 (Commercial Paper Rate Notes,
                       Federal Funds Rate Notes, Prime
                       Rate Notes and LIBOR Notes)
                  ( )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          ( )  Certificated Note

Denomination:  $250,000 with $5,000 integral multiples thereafter.

Redemption:
   ( )  The Notes may not be redeemed prior to stated maturity.
   (X) The Notes may not be redeemed prior to April 12, 1999. Thereafter, they may be redeemed at the option of the Company upon at least
        20 calendar days notice, in whole but not in part, quarterly on each January 12, April 12, July 12, and October 12, beginning on April 12, 1999, at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Optional Redemption Date(s): See above.
Initial Redemption Date: April 12, 1999
Initial Redemption Percentage: See above.
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Repayment Date Prices: N/A

Sinking Fund:  None

Extendible Note:   ( )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  ( )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National Association
                         ( )  Morgan Guaranty Trust Company of New York


Plan of Distribution:

     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.